EXHIBIT 11
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LONE STAR INDUSTRIES, INC.
Computation of Earnings Per Common Share (Unaudited)
(In Thousands Except Per Share Amounts)


                                For the Three Months      For the Six Months
                                   Ended June 30,            Ended June 30,
                                    1997        1996        1997        1996


PER SHARE OF COMMON STOCK - PRIMARY

Net income                        $ 20,181   $ 17,263    $ 20,445    $ 13,987
Net interest expense reduction (1)    -           136        -            524
                                  --------   --------    --------     -------
Net income applicable to
 common stock                     $ 20,181   $ 17,399    $ 20,445    $ 14,511
                                  ========   ========    ========    ========

Weighted average shares
 outstanding during period          10,994     11,427      10,924      11,451
  Stock options and warrants (1)     2,226      2,346       2,235       2,347
                                  --------   --------    --------    --------
Weighted average shares
 outstanding during period          13,220     13,773      13,159      13,798
                                  ========   ========    ========    ========
Net income per common share       $   1.53   $   1.26    $   1.55     $  1.05
                                  ========   ========    ========    ========

PER SHARE OF COMMON STOCK ASSUMING
  FULL DILUTION

Net income                        $ 20,181   $ 17,263    $ 20,445    $ 13,987
 Net interest expense
  reduction (1)                       -           135        -            270
                                  --------   --------    --------    --------
Net income applicable to common
 stock                            $ 20,181   $ 17,398    $ 20,445    $ 14,257
                                  ========   ========    ========    ========

Weighted average shares
 outstanding during period          10,994     11,427      10,924      11,451
  Stock options and warrants (1)     2,440      2,346       2,486       2,347
                                  --------   --------    --------    --------
Fully diluted shares outstanding    13,434     13,773      13,410      13,798
                                  ========   ========    ========    ========

Net income per common share
 assuming full dilution           $   1.50   $   1.26    $   1.52     $  1.03
                                  ========   ========    ========    ========
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(1)	Due to the fact that the Company's aggregate number of common stock equivalents is in excess of 20% of its outstanding common stock, primary and fully diluted earnings per share has been calculated in accordance with the modified treasury stock method.